Exhibit 99.1

6 June 2012 Dallas, Texas

Tim P. Burroughs, President of Frontier Oilfield Services, Inc. (FOSI) announced, effective today, that LoneStar Income and Growth, LLC, a Texas Limited Liability company (LoneStar), an unrelated third party investor, has completed its acquisition of FOSI’s 2011 Series “A” 8% Preferred Stock which will supply sufficient capital for FOSI to purchase a majority (51%) interest in Frontier Income and Growth, LLC, (Frontier), and its wholly owned subsidiary, Trinity Disposal and Trucking, LLC , a saltwater transportation and disposal company in East Texas.

Frontier currently operates 8 permitted commercial disposal wells and 25 disposal tank trucks in a service area primarily located in East Texas and Northwestern Louisiana. There are approximately 4,000 producing wells within a 15 mile radius of Frontier’s disposal sites situated in Marion, Harrison and Panola Counties. Operational headquarters is located in Marshall, Texas and its administrative headquarters will be located at FOSI’s corporate offices in Dallas, Texas.

Frontier’s monthly gross operating revenue for 2012 is currently on a projected annual run rate of $ 9 million and has an estimated $15,000,000 unaudited value in assets consisting primarily of the value of commercial disposal wells, trucks, customer contracts and its operations office and real property.

Mr. Burroughs stated that “this transaction completes the initial step of our new business plan and sets the stage for Frontier Oilfield Services to continue to expand our acquisition strategy into oilfield services for the energy sector”.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risks factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

(For more information contact Dick O’Donnell, EVP at Frontier Oilfield Services, Inc (972) 243-2610)